Exhibit 10.2

AMENDED AND RESTATED EXECUTIVE AGREEMENT

This Amended and Restated Executive Agreement (this “Agreement”) is made and entered on April     , 2003, effective as of November 25, 2002, by and between Steve Bacich (“Employee”) and Conceptus, Inc., a Delaware corporation (the “Company”).

R E C I T A L S

A. Employee has been the President and Chief Executive Officer of the Company since January 2000.

B. The Company intends to hire a new Chief Executiver Officer and wishes to retain the continued services of Employee in a new capacity.

C. The Company believes that it is in the best interests of the Company and its shareholders to provide Employee with certain incentives to continue his employment with the Company, and to provide him with a severance package commensurate with his contributions to the Company.

A G R E E M E N T

In consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments or benefits, other than as provided by this Agreement or if applicable, that certain Change of Control Agreement dated as of January 3, 2000 between the Company and Employee (the “Change of Control Agreement”), as may otherwise be available in accordance with the terms of the Company’s established employee plans and written policies at the time of termination or as may be determined by the Board of Directors in its sole and absolute discretion.

2. Continuing CEO; Chief Technology Officer; Scientific Advisory Board Services.

(a) CEO/CTO. Employee shall continue as CEO until such time as a new CEO shall commence employment with the Company or such earlier time as the Board of Directors of the Company shall so determine. Immediately thereafter, Employee shall become the Company’s Chief Technology Officer (“CTO”) with responsibility for the Company’s business development, technology surveillance, research & development, clinical affairs and medical affairs functions, reporting to the Company’s CEO. As the continuing CEO, and then as the CTO, Employee’s annual base salary shall continue to be $240,000. As the Company’s continuing CEO, Employee’s target bonus shall be 40% of his base salary and upon Employee’s assumption of the CTO function, his target bonus shall continue to be 40% of his base salary for calendar year 2003 and 30% of his base salary for calendar year 2004, in all cases as shall be determined based upon Company and Employee performance and in accordance with the Company’s bonus policies and practices. As an incentive to Employee to assume the CTO function, 12,500 of the shares subject to that certain option granted to Employee on or about March 21, 2001 shall vest immediately upon Employee’s assumption of the CTO function, with the remaining shares subject to said option vesting in accordance with their original terms such that the entire option will vest by December 31, 2003 assuming continued employment.

(b) Director Resignation. At such time as Employee is no longer the Company’s President and CEO, he shall resign from the Company’s Board of Directors.

(c) Scientific Advisory Board. If Employee should terminate as an employee of the Company for any reason, Employee shall serve as a member of the Company’s Scientific Advisory Board for a term of one year and for such extended time as may be agreed. The Company shall pay Employee for such services at the rate of $195.00 per hour and reimburse Employee for his out-of-pocket expenses incurred in connection therewith, provided that if Employee provides any services in a given calendar month, he shall receive a minimum fee of $1,560 for services rendered in such month. The foregoing hourly fee (and reimbursement of out-pocket expenses) and continued rights as provided in the stock option agreements between Employee and the Company shall be Employee’s sole and exclusive payment and benefit from the Company in consideration of providing his services, and he shall be deemed an independent contractor for all purposes.

3. Severance Benefits. Employee shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 3, subject to the other terms of this Agreement, including without limitation Section 5 and 11(c):

(a) Voluntary Termination; Termination for Cause. If Employee’s employment terminates by Voluntary Termination (as defined below) or is terminated by the Company for Cause (as defined below), then Employee shall not be entitled to receive any option acceleration benefits or payment of any severance benefits. Employee will receive payment(s) for all salary and unpaid vacation accrued as of the date of Employee’s termination of employment and Employee’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(b) Involuntary Termination. If Employee’s employment is terminated as a result of an Involuntary Termination prior to the one-year anniversary of his commencement as the CTO, in addition to receiving all salary and unpaid vacation accrued as of the date of Employee’s termination of employment, Employee will be entitled to receive the following benefits:

(i) Employee’s regular monthly base salary for 12 months (the “Severance Period”)(i.e., an aggregate of $240,000) paid ratably over the Severance Period according to the Company’s standard payroll schedule;

(ii) a 30% target bonus paid at such time as the Company distributes annual bonuses to employees;

(iii) health insurance benefits with the same coverage provided to Employee prior to the termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided by the Company over the Severance Period pursuant to the coverage continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Employee shall be responsible for the timely and effective election of his COBRA continuation benefits, and the Company shall pay the cost of that continued coverage for 12 months;

(iv) effective immediately upon termination, Employee shall be deemed to have provided services to the Company for an additional 18 months for purposes of determining vesting with respect to all option grants to the Employee then outstanding;

(iv) Employee shall have a period of 180 days from and after his termination date to exercise his outstanding stock options; and

(vi) outplacement services up to a maximum value of $15,000.

(c) Special Provision for certain Change of Control Events. If Employee’s employment is terminated as a result of an Involuntary Termination prior to the one-year anniversary of his commencement as the CTO and there is a Change of Control (as defined in the Change of Control Agreement) within the 180-day period from and after the termination date, then the Severance Period referenced in Section 3(b)(i) and 3(b)(iii) above shall be 18 months.

(d) Voluntary Termination during first three months as CTO. If Employee’s employment with the Company is terminated as a result of a Voluntary Termination anytime during the the three-month period starting on the earlier of (i) May 1, 2003 and (ii) such date as Employee commences his role as CTO, then in addition to receiving all salary and unpaid vacation accrued as of the date of Employee’s termination of employment, Employee will be entitled to receive the benefits set forth in Section 3(b) above; provided, however that (1) the bonus referenced in Section 3(b)(ii) above shall be 40% rather than 30% and (2) Section 3(b)(v) regarding an extended exercise period shall not apply. For purposes of clarity, the parties agree that Section 3(c) above shall not apply to such a Voluntary Termination. As a condition of receiving the benefits under this Section 3(d), Employee shall not have spent any time prior to May 1, 2003 actively searching for alternative employment.

4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

(b) “Involuntary Termination” shall mean (i) any termination of Employee’s employment by the Company (other than for Cause) or (ii) the Employee’s voluntary termination as an employee, upon 30 days prior written notice to the Company, following (A) a diminution in the Employee’s duties or reporting responsibilities as CTO (and excluding the changes relating to the Employee’s transition from CEO to CTO), (B) any reduction in the Employee’s base salary unless in connection with similar decreases of other similarly situated employees of the Company; (C) any material diminution in Employee’s title (other than the change from CEO to CTO), perquisites, benefits or terms and conditions of employment; or (D) Employee’s refusal to relocate to a location more than 50 miles from the Company’s current location.

(c) “Voluntary Termination” shall mean any voluntary resignation from the Company as an employee (other than any that qualifies as an Involuntary Termination).

5. Limitation on Payments.

(a) In the event that the severance and other benefits provided for in this Agreement to the Employee constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, the Company shall reduce the aggregate amount of such payments and benefits such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times the Employee’s “base amount” as defined in Section 280G(b)(3) of the Code.

(b) The payment of severance and other benefits provided for in this Agreement shall be subject to all applicable income and employment tax rules and regulations.

(c) The payment of severance and other benefits provided for in this Agreement shall be subject to the contemporaneous execution by Employee of a release of the Company and its officers, directors and stockholders substantially similar to the release set forth in Section 6 hereof and the expiration of the revocation period referenced therein.

(d) If the Company changes or modifies any provisions of Section 5(a) or any term of similar import in the employment agreements or Change of Control agreements for any other employees of the Company while Employee is eligible for the severance benefits described in this Agreement or in the Change of Control Agreement, the Company shall, if the Employee so chooses, make similar changes or modifications in the terms of Section 5(a) hereof and the Employee’s Change of Control Agreement.

6. Release.

(a) General Release. Employee, on behalf of himself and his successors, hereby releases and forever discharges the Company, its successors and their associates, owners, stockholders, assigns, employees, agents, directors, officers, partners and representatives and all persons acting by, through, under, or in concert with them, or any of them, (collectively the “Releasees”) of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent (each referred to as a “Claim” and, collectively, the “Claims”), which he now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, except as may be expressly provided herein. The Claims released hereunder include, without limitation, any alleged breach of any employment agreement; any alleged breach of any covenant of good faith and fair dealing, express or implied; any alleged torts or other alleged legal restrictions relating to the Employee’s employment and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination in Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act.

(b) Release of Unknown Claims. EMPLOYEE ACKNOWLEDGES THAT HE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

EMPLOYEE BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) Release of Age Discrimination Claims. Employee agrees and expressly acknowledges that this Section 6 includes a waiver and release of all claims that Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

(1) That this Section 6 is written in a manner calculated to be understood by Employee.

(2) The waiver and release of claims under the ADEA contained in this Section 6 do not cover rights or claims that may arise after the date set forth in the preamble above.

(3) This Agreement provides for consideration in addition to anything of value to which Employee is already entitled.

(4) Employee is advised to consult an attorney before signing this Agreement.

(5) Employee is granted 21 days after Employee is presented with this Agreement to decide whether or not to sign this Agreement. If Employee executes this Agreement prior to the expiration of such period, Employee does so voluntarily and after having had the opportunity to consult with an attorney.

(6) Employee will have the right to revoke this Agreement under the ADEA within 7 days of the date set forth in the preamble above. If Employee elects to revoke this Agreement, he shall deliver within the time period prescribed above to the Company a writing stating that he is revoking this Agreement. If Employee elects to revoke this Agreement as described in the foregoing sentence, this Agreement shall be null and void in its entirety.

7. Litigation Matters. During and after his term of employment: (i) Employee agrees not to aid in, assist in, or encourage the pursuit of, litigation against the Company by any other person or entity, unless compelled to do so by legal process and (ii) should the Company request Employee to assist it or testify in any litigations, hearings, or proceedings, it will reimburse Employee for his time and expenses incurred in doing so in accordance with the fee schedule provided in Section 2(c), subject to the provisions of the Company’s indemnification agreement with Employee. Notwithstanding the generality of the foregoing, if Employee should terminate as an employee of the Company for any reason, Employee shall provide consulting services to the Company at the Company’s request with regard to issues concerning the dispute between the Company and Ovion, Inc., including any litigation, arbitration, mediation or other proceedings relating thereto and all appeals therefrom (the “Ovion Matter”).

8. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of the Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to the Employee shall be addressed to the Employee at the home address which the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters.

10. Term. The terms of this Agreement shall terminate upon the earliest of (i) the 12-month anniversary of Employee’s assumption of the CTO function, (ii) the date on which Employee ceases to be employed by the Company, other than as a result of an Involuntary Termination by the Company, or (iii) the date that all obligations of the parties hereunder have been satisfied; provided that in any case Employee’s obligations under Section 7 concerning the Ovion Matter shall continue until the non-appealable conclusion of the Ovion Matter. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

11. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement; Conflict with Change of Control Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth or referenced in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement (together with the Change of Control Agreement) supersedes any agreement of the same title or concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void. Employee is eligible to receive benefits either under this Agreement or the Change of Control Agreement; in the event both agreements provide for benefits in a particular instance, the provisions of the Change of Control Agreement shall apply and this Agreement shall immediately terminate and be of no further force or effect.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in San Francisco, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded.

(g) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement, provided that the Company shall reimburse Employee for his reasonable legal fees and expenses up to a maximum of $7,500.

(h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (h) shall be void.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(j) Advice of Counsel. Employee represents and warrants that he has read this Agreement, that he has had adequate time to consider it, that he had been advised by the Company to consult with an attorney and has been given an opportunity to consult with an attorney prior to executing this Agreement, that he understands the meaning and application of this Agreement and that he has signed this Agreement knowingly, voluntarily and of his own free will with the intent of being bound by it.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized representative, as of the day and year first above written.

CONCEPTUS, INC.		EMPLOYEE

By:	/s/ Kathryn Tunstall	/s/ Steve Bacich Steve Bacich

Title:	Chairman, Board of Directors	Date:	4/21/2003

Date:	4/30/2003

Signature Page to Executive Agreement